Exhibit 10.1

                                                            EXECUTION VERSION

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 5th day of July, 2007, by and between Ulticom Inc., a New Jersey corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Shawn K. Osborne (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Executive has been serving as the Company's President and Chief Executive Officer since February 1, 2000;

         WHEREAS, the Company desires to continue the employment of the Executive as its President and Chief Executive Officer during the Term of Employment (as hereinafter defined) by entering into this Agreement; and

         WHEREAS, the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement;

         NOW, THEREFORE, in consideration of the above premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties"), intending to be legally bound, agree as follows:

         1. Definitions.

                  (a) "Affiliate" shall mean, with respect to any party, an entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party.

                  (b) "Base Salary" shall mean the Executive's base salary as determined in accordance with Section 4 below, including any applicable increases.

                  (c) "Board" shall mean the Board of Directors of the Company.

                  (d) "Target Bonus" shall mean the annual bonus for which the Executive is eligible, as described in Section 5 below.

                  (e) "Cause" shall mean with respect to events occurring either prior to or during the Executive's Term of Employment a good faith finding by the Company of:

                           (i) repeated failure by the Executive to carry out,
                  in all material respects, the reasonable and lawful directions of the Board that are within the Executive's control and consistent with the Executive's status as a senior executive of the Company and his duties and responsibilities hereunder,


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                  except for a failure that is attributable to the Executive's illness, injury or Disability; or

                           (ii) a material violation by the Executive of any
                  Company policy or procedure provided to the Executive or available on the Company's intranet resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company's Code of Business Conduct and Ethics; or

                           (iii) the Executive's unlawful possession, use, sale
                  or distribution of narcotics or other controlled substances;
                  or

                           (iv) Any willful misconduct or gross negligence by
                  the Executive in the scope of his employment by the Company which in the reasonable judgment of the Board (A) could result in the assessment of a civil or criminal penalty against Executive or the Company or its affiliates, (B) could result in a violation of any material foreign or United States federal, State, or local law or regulation having the force of law, or (C) is injurious to the Company or any of its affiliates; or

                           (v) the Executive's conviction of, or plea of guilty
                  or no contest to, any felony or any misdemeanor involving moral turpitude, or a material violation by the Executive of federal or state securities laws as determined by a court or other governmental body of competent jurisdiction; or

                           (vi) any intentional or negligent misrepresentation
                  by the Executive of a material fact to, or intentional or negligent concealment by the Executive of a material fact from, (A) the Board or (B) the general counsel, chief financial officer or any other member of senior management of the Company, where the misrepresentation or concealment results in the reasonable judgment of the Board in material and demonstrable harm to the Company (including, for example, the Company's materially violating federal or state securities laws); or

                           (vii) fraud, embezzlement, theft or material
                  dishonesty by the Executive against the Company or any of its Affiliates; or

                           (viii) Any breach of Section 12 or 13 of this
                  Agreement; or

                           (ix) Executive's material breach of any provision of
                  the Agreement other than Section 12 or 13 (which breach is covered by (viii) above)

         provided that no finding of Cause hereof shall be effective unless and until the Company has provided the Executive with written notice thereof in accordance with Section 24 below stating in the case of clauses (i), (ii), (vi), and (ix) above the facts and circumstances underlying the finding of Cause and, if the basis for such finding of


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         Cause is capable of being cured by the Executive, providing the
         Executive with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice; and provided further that for purposes of determining whether any such Cause is present, no act or failure to act by the Executive shall be considered "willful" or "intentional" if done or omitted to be done by the Executive in good faith as determined by the Board in its sole discretion and in the reasonable belief that such act or omission was not prohibited by law or the Company's policies or procedures, in the best interest of the Company and/or required by applicable law.

                  (f) "Change of Control" shall mean, in the event:

                           (i) any individual, entity or group (within the
                  meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person"), other than Comverse Technology, Inc. ("Comverse") or an affiliate thereof, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then-outstanding securities; or

                           (ii) individuals who, on the Effective Date,
                  constitute the Board (the "Incumbent Board") cease for any reason over a period of one (1) year to constitute a majority of the number of directors then serving on the Board; provided, however, that any new director whose appointment or election by the Incumbent Board or nomination for election by the Company's stockholders was approved or recommended by Comverse or a vote of at least a majority of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered as though such person were a member of the Incumbent Board; or

                           (iii) there is consummated a merger or consolidation
                  of the Company or any subsidiary with any other corporation (in one or a series of related transactions), other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, other than Comverse or an affiliate thereof, is or becomes the beneficial owner,


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                  directly or indirectly, of securities of the Company
                  representing more than fifty percent (50%) or more of the combined voting power of the Company's then-outstanding securities; or

                           (iv) there is consummated one or more sales, leases,
                  exchanges, or other transfers (in one or a series of related transactions) of all or substantially all of the Company's assets, other than a sale, lease, exchange, or other transfer of all or substantially all of the Company's assets to Comverse or an affiliate thereof.

                  (g) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rules promulgated thereunder.

                  (h) "Compensation Committee" shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.

                  (i) "Competitive Activity" shall mean the Executive's engaging in an activity, whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except for passive investment(s) in one or more unrelated entities in which the Executive is not personally involved in management or providing operating direction to management, and that individually constitute less than three percent (3%) of any class of such entity or entities' outstanding securities) that is competitive with any business of the Company or any entity controlled by the Company, conducted by the Company or such entity at the date the Executive's employment ceases (or into which the Company or such entity enters or re-enters during the one (1) year period following termination of employment, if such business was discussed in the Company's proposed business plans as a business line into which the Company was considering entering and those proposed business plans were in development and disclosed in good faith to the Executive at least 30 days before the date on which he is provided with or provides notice of termination); for the avoidance of doubt, a business "is competitive with any business conducted by the Company or any entity controlled by the Company" if such business offers or sells products or services that are functionally equivalent to the products or services sold by the Company or entity controlled by the Company.

                  (j) "Disability" shall mean the Executive's inability to substantially perform his duties and responsibilities under this Agreement for a period of (i) six (6) consecutive months or (ii) one hundred eighty (180) calendar days in any twelve (12) month period, as determined by a licensed physician selected by the Company and reasonably acceptable to the Executive, provided that no finding of Disability shall be made unless the Executive is also deemed disabled pursuant to the Company's then-applicable long-term disability plan.

                  (k) "Effective Date" shall mean February 1, 2007.

                  (l) "Good Reason" shall mean, without the Executive's prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be effective unless and until the Executive has provided the Company, within sixty


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         (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof in accordance with Section 24 below stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice, provided further that the Company shall not receive an opportunity to cure any action taken in bad faith:

                           (i) a material and adverse change in the Executive's
                  status, title, position or responsibilities; or

                           (ii) any material failure by the Company to comply
                  with any of the provisions regarding the payment of compensation or benefits to the Executive; or

                           (iii) any reduction in the Executive's Base Salary,
                  unless such reduction is in conjunction with a general Company cost cutting program which includes employee salary reductions generally; or

                           (iv) a relocation of the Company's principal
                  headquarters more than thirty-five (35) miles from Mount Laurel, New Jersey or the assignment of the Executive as his primary work location in any location other than the principal headquarters.

                  (m) "Noncompetition/Nonsolicitation Period" shall mean the period commencing on the Effective Date and ending eighteen (18) months after the date of termination of the Executive's employment for any reason.

                  (n) "Term of Employment" shall mean the period specified in
         Section 2 below, as such period may be extended.

         2. Term of Employment.

                  The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, for the period of two (2) years commencing on the Effective Date, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement. This Agreement and the Term of Employment shall be renewed automatically for additional one (1) year periods on each anniversary of the Effective Date thereafter, unless either Party notifies the other Party in writing of his or its intention not to renew this Agreement not less than thirty (30) calendar days prior to such expiration date or anniversary, as the case may be.

         3. Position, Duties and Responsibilities; Reporting.

                  As of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the President and Chief Executive Officer of the Company and provide his services primarily at the Company's corporate headquarters in Mount Laurel, New Jersey. In this capacity, the Executive shall be assigned only such duties and responsibilities as are


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appropriate for a person holding the offices set forth in this section. The
Executive shall serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests and reputation of the Company. Unless prevented by illness, injury or Disability, the Executive shall devote all of the Executive's time, attention, knowledge, energy and skills, during normal working hours and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment; provided, however, that the Executive may (a) serve on civic or charitable boards or committees; or (b) with the approval of the Board, serve on corporate boards or committees. The Executive shall report solely to the Board in carrying out his duties under this Agreement. During the Term of Employment, the Executive shall serve on the Board, any committees of the Board, the boards of directors of subsidiaries of the Company and any committees thereof without additional compensation therefore.

         4. Base Salary.

                  For the fiscal year that began February 1, 2007 (the "2007 fiscal year"), the Executive shall be paid a Base Salary of $325,000, payable in accordance with the regular payroll practices of the Company. Beginning with the 2008 fiscal year, the Board or Compensation Committee shall review at least annually the Executive's Base Salary and shall increase or maintain the Base Salary at each such review by an amount as to which it shall have sole discretion, provided, however, that Executive's Base Salary may be decreased if such decrease is in conjunction with a general Company cost cutting program which includes employee salary reductions generally.

         5. Bonus.

                  The Executive shall be eligible for, but not automatically entitled to, an annual performance bonus (the "Bonus") for each full fiscal year during the Term of Employment, in such amount as the Board or the Compensation Committee shall, in its sole discretion, determine. The Board or Compensation Committee shall determine the Executive's Bonus based upon the Company's performance measured against the revenue, gross profit and operating income goals set forth in the budget for the applicable fiscal year, provided, however, that in no event shall the Bonus exceed two hundred percent (200%) of Base Salary for such year. The Target Bonus shall be sixty percent (60%) of Base Salary for such year, plus for the 2007 fiscal year only, an additional $25,000. Except as provided in Section 11 hereof, no Bonus shall be paid to the Executive with respect to a fiscal year until forty five (45) days after a reasonable annual budget for the Company with respect to the next fiscal year has been submitted in good faith to the Board.

         6. Equity Incentive Compensation Programs; 2006 Grant.

                  The Executive shall be eligible to participate in annual and long-term equity incentive compensation programs applicable to senior-level executives. The Board or the Compensation Committee may grant to the Executive equity compensation awards in such amounts, in such form, and at such times, as it shall, in its sole discretion, determine. The Board or Compensation Committee shall determine Executive's equity compensation award, based on the Company's performance measured against revenue, gross profit and operating income goals set forth in the budget for the applicable fiscal year in the same manner in which it determines Executive's Bonus as set forth in Section 5 above.


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         7. Employee Benefit Programs.

                  During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives.

         8. Reimbursement of Business Expenses.

                  During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

         9. Perquisites.

                  During the Term of Employment, the Executive shall be entitled to participate in the Company's executive fringe benefit programs applicable to the Company's senior-level executives (if any) in accordance with the terms and conditions of such arrangements as are in effect from time to time. During the Term of Employment, the Company shall lease a car for the exclusive use of the Executive at a total cost (including rent, taxes, down payment, and all of the lease payments) not to exceed $999 per month, as adjusted upward by the Compensation Committee from time to time to reflect changes in lease availability and in related economic factors in its sole discretion. The Company shall pay directly or reimburse the Executive for premiums for a supplemental life insurance policy with a face amount equal to $1,000,000 less the face amount of life insurance paid for by the Company in accordance with the plans and policies of the Company as then in effect. The Company shall also pay for reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and drafting of this Agreement.

         10. Vacation.

                  The Executive shall be entitled to four (4) weeks paid vacation.

         11. Termination of Employment.

                  (a) Termination of Employment Due to Death. In the event of the Executive's death during the Term of Employment, the Executive's employment shall terminate as of the date of death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

                           (i) payment of Base Salary earned but not paid prior
                  to the date of termination;

                           (ii) a pro-rata share of the Target Bonus the
                  Executive would have earned if he had remained employed through the end of the fiscal year in which his death occurred and the Bonus criteria had been fully achieved, with the


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                  pro-ration based on the portion of the fiscal year for which he was employed;

                           (iii) all restrictions on restricted stock held by
                  the Executive shall lapse and all outstanding unvested stock options, stock appreciation rights, tandem options, tandem stock appreciation rights, performance shares, performance units, or any similar equity share or unit held by the Executive shall vest immediately, with any options having or being amended to have an exercise period of one (1) year (or, for purposes of Sections 11(b), (d) and (e), ninety (90) days) from the date of termination, subject to any option plan provisions relating to a change of control or similar event and in any event limited to the initial ten (10) year term of the options; provided, however, that, if necessary, such exercise period shall be extended if permitted by Section 409A until the exercise of the options would cease to violate any federal or state securities laws (but not beyond the initial ten (10) year term of the options);

                           (iv) payment of any amounts earned, accrued or owing
                  to the Executive but not yet paid under Sections 6 through 10 above; and

                           (v) payment or receipt of such other or additional
                  benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

                  (b) Termination of Employment Due to Disability. If the Executive's employment is terminated due to Disability during the Term of Employment by either the Company or the Executive, the Executive shall be entitled to the following:

                           (i) the amounts and benefits provided in Section
                  11(a); and

                           (ii) payment of the Executive's costs associated with
                  COBRA health continuation benefits for himself and his family for a period of up to eighteen (18) months, payable monthly following the date of termination of the Executive's employment; provided, however, that in the event the Executive ceases to be eligible for such health insurance coverage, the Executive shall notify the Company and the COBRA benefits shall cease.

                  In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating the Executive's employment provides written notice to the other Party in accordance with Section 24 below.

                  (c) Termination of Employment by the Company for Cause. If the Company terminates the Executive's employment for Cause during the Term of Employment, the Executive shall be entitled to the following:


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                           (i) payment of Base Salary earned but not paid prior
                  to the date of the termination; and

                           (ii) payment of any amounts earned, accrued or owing
                  to the Executive as of the date of termination but not yet paid under Sections 6 through 9 above.

                  In no event shall a termination of the Executive's employment for Cause occur unless the Company, with the approval of the Board, provides written notice to the Executive in accordance with Section 24 below.

                  (d) Termination of Employment by the Company Without Cause. If the Executive's employment is terminated by the Company without Cause, other than due to the Executive's death or Disability, the Executive shall be entitled to the following:

                           (i) the amounts and benefits provided in Section
                  11(b); and

                           (ii) payment of an amount equal to the sum of (A) the
                  Executive's then-applicable Base Salary and (B) the Target Bonus in the year in which the Executive's employment terminates.

                  In no event shall a termination of the Executive's employment without Cause occur unless the Company, with the approval of the Board, provides written notice to the Executive in accordance with Section 24 below.

                  (e) Termination of Employment by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. Upon the Executive's termination of his employment for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above. In no event shall a termination of the Executive's employment for Good Reason occur unless (i) the Executive provides written notice to the Company in accordance with Section 24 below and (ii) the actual date of the termination of Executive's employment occurs during the 100-day period immediately following the date that the events or actions constituting Good Reason first occur. Notwithstanding anything else to the contrary contained in this Agreement, if (i) the Company takes an action that would constitute Good Reason, (ii) at such time, the Company has pending an inquiry or investigation that the Board reasonably and in good faith believes may lead to a Cause termination of the Executive, and (iii) the Executive tenders his resignation based on the Good Reason within the required period for resigning, the Company may delay treating the resignation as for Good Reason until the completion of the investigation or inquiry and need not treat the resignation as based on Good Reason at such date if it can then establish Cause. During the period of such inquiry or investigation, Executive shall continue to be employed by the Company and to receive his Base Salary and the benefits described or referenced in Section 7 through 9 hereof, subject to the Company's right to terminate the Executive for Cause at any time, subject further to the notice and cure provisions in the definition of Cause, relating to the inquiry or investigation or otherwise.


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                  (f) Termination of Employment by the Executive Without Good
         Reason. If the Executive voluntarily terminates his employment without Good Reason, other than a termination of employment due to the Executive's death or Disability, the Executive shall be entitled to the payment of Base Salary earned but not paid prior to the date of termination.

                  The Executive must provide written notice to the Company in accordance with Section 24 below at least sixty (60) calendar days prior to the date of termination if he terminates without Good Reason.

                  (g) Termination by Notice of Nonrenewal by the Company. If the Company terminates the Executive's employment by providing a notice of nonrenewal in accordance with Section 2 above, the Executive shall not be entitled to any additional payments or benefits as a result of such termination. Executive shall be entitled to a severance payment in an amount equal to the greater of 50% of the Bonus earned by the Executive in the last full year of the Term of Employment or 50% of the average of the Bonuses earned by the Executive over the Term of Employment under this Agreement. The Executive shall also be entitled to those payments and benefits he had accrued, earned or is owing at the date of termination and those available under the Company policies or plan to all employees whose employment with the Company is terminated. In no event shall a termination of the Executive's employment by notice of nonrenewal occur unless the Company, with the approval of the Board, provides written notice to the Executive in accordance with Sections 2 and 24 herein, as applicable.

                  (h) Termination by Notice of Nonrenewal by the Executive. If the Executive terminates his employment by providing a notice of nonrenewal in accordance with Sections 2 and 24 herein, the Executive shall not be entitled to any additional payments or benefits as a result of such termination. Executive shall be entitled only to those payments and benefits he had actually accrued, earned or is owing at the date of termination and those available under the Company policies or plan to all employees whose employment with the Company is terminated.

                  (i) Termination of Employment Due to a Change of Control. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason within sixty (60) days before or one (1) year after a Change of Control, the Executive shall be entitled to the following:

                           (i) the amounts and benefits provided in Section
                  11(b); and

                           (ii) payment of an amount equal to 1.5 times the sum
                  of (A) the Executive's then-applicable Base Salary and (B) the Target Bonus in the year in which the Executive's employment terminates.

                           In no event shall a termination of the Executive's
                  employment without Cause occur unless the Company, with the approval of the Board, provides written notice to the Executive in accordance with Section 24 herein. The Executive must provide written notice to the Company in accordance with
                  Section 24 below at least sixty (60) calendar days prior to


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                  the date of termination if he terminates without Good Reason.

                  (j) Timing of Payment. Any amounts due under this Section 11 shall be paid in a lump sum within thirty (30) calendar days following the date of termination of the Executive's employment or earlier if required by applicable law.

                  (k) No Mitigation; No Offset. In the event of any termination of the Executive's employment under this Section 11, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain. Notwithstanding anything to the contrary contained in any severance or change-in-control plan, program, policy or arrangement of the Company in which Executive is a participant, the compensation and benefits payable under this Section 11 shall be the sole and exclusive compensation and benefits payable to Executive upon termination of employment.

                  (l) Return of Company Property. Promptly following the date of any termination of the Executive's employment, the Executive or his personal representative shall promptly return all Company property in his possession, including, but not limited to, all computer equipment (hardware and software), telephones, facsimile machines, PDAs and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients that is not publicly available.

                  (m) Nature of Payments. Any amounts due under this Section 11 are in the nature of payments considered to be reasonable by the Company and are not in the nature of a penalty.

                  (n) Waiver and Release. As a condition precedent to receiving the compensation and benefits provided under Sections 11(d), 11(e), or 11(g) (other than those already accrued under Sections 4 though 10 prior to the date of termination), the Executive shall have executed a waiver and release substantially in the form attached to this Agreement as Exhibit A and the seven (7) day revocation period set forth in
         Section 6 of such release shall have expired.

         12. Confidentiality; Assignment of Rights.

                  (a) During the Term of Employment and thereafter, the Executive shall not disclose to any individual or entity or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment or prior thereto, including, but not limited to, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory


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         authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (iii) as to such confidential information that becomes generally known to the public or trade without his violation of this
         Section 12(a), or (iv) as consented to by the Company.

                  (b) The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "Rights") that during the Term of Employment or prior thereto are made or conceived by him, alone or with others, and that relate to the Company present or currently contemplated business or arise out of any work he performs or proprietary or confidential information he receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as possible all information known or possessed by him concerning the Rights, and upon request by the Company and without any further compensation in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registrations, assignments thereof and other instruments and do all things that the Company may deem reasonably necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

         13. Noncompetition; Nonsolicitation.

                  (a) The Executive covenants and agrees that during the Noncompetition/ Nonsolicitation Period he shall not at any time, without the prior written consent of the Company, directly or indirectly, engage in a Competitive Activity.

                  (b) The Executive covenants and agrees that during the Noncompetition/ Nonsolicitation Period he shall not at any time, directly or indirectly, solicit (i) any customer or client of the Company or any subsidiary with respect to a Competitive Activity or
         (ii) any employee of the Company or any subsidiary for the purpose of causing such employee to terminate his or her employment with the Company or such subsidiary.

                  (c) The Parties acknowledge that in the event of a breach or threatened breach of Sections 12, 13(a) and/or 13(b) above, the Company will be irreparably harmed and shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of Sections 12, 13(a) and/or 13(b) above, the Company shall be entitled, without the necessity of posting a bond, to such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Sections 12, 13(a) and/or 13(b) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity from any court of competent jurisdiction for breach or threatened breach of Sections 13(a) and/or 13(b) above, including the recovery of damages.

         14. Assignability; Binding Nature.

                  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, agents, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to any merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Executive may not assign his rights or delegate his duties or obligations under this Agreement.

         15. Representation.

                  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

         16. Entire Agreement.

                  This Agreement contain the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes, merges and voids all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect to the Executive's employment by the Company; provided, however, that all stock options and/or restricted stock awarded to the Executive prior to the Effective Date and all agreements relating thereto shall remain in full force and effect in accordance with their terms except as otherwise modified herein.

         17. Amendment or Waiver.

                  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time unless such waiver, by its express terms, so provides. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

         18. Withholding.

                  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         19. Severability.

                  In the event that any provision or portion of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         20. Survivorship.

                  The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to preserve such rights and obligations.

         21. Controlling Document.

                  If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

         22. Beneficiaries/References.

                  The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         23. Governing Law/Jurisdiction.

                  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws. The Parties agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located within the State of New Jersey), and the Parties consent to the jurisdiction of such court.

         24. Notices.

                  All notices shall be in writing, shall be sent to the following addresses listed below using a reputable overnight express delivery service, and shall be deemed to be received one (1) calendar day after mailing:

                  If to the Company:      1020 Briggs Road
                                          Mount Laurel, New Jersey
                                          Attention:  General Counsel

                  If to the Executive:    at the address listed on the
                                          Company's payroll records for the
                                          Executive's state of residency for
                                          income tax purposes.

         25. Headings.

                  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         26. Compliance with Code Section 409A.

                  (a) If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the "New Payment Date"). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

                  (b) The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute "nonqualified deferred compensation" within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

                  (c) If any Company stock options granted to the Executive prior to the date hereof are determined to have been granted at a per share exercise price that was less than the fair market value of a share of the Company's stock as of the relevant grant date within the meaning of Section 409A (any such options, "Discount Options") and such Discount Options are subject to the additional 20% tax imposed by
         Section 409A(a)(1)(B) or any interest or penalties with respect to such taxes (such interest and penalties are collectively referred to as the "Section 409A Penalties"), then the Company will promptly pay to the Executive an additional amount (a "Gross-Up Payment") such that the net amount the Executive retains after paying any applicable Section 409A Penalties and any federal, state or local income or FICA taxes on such Gross-Up Payment shall be equal to the amount the Executive would have received if the Section 409A Penalties were not applicable to the Discount Options. All determinations of the Section 409A Penalties and Gross-Up Payment, if any, will be made by tax counsel or other tax advisers designated by the Company and reasonably acceptable to the Executive. For purposes of determining the amount of the Gross-Up Payment, if any, the Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Section 409A Tax is paid and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date the Section 409A Tax is paid, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If a final nonappealable determination is made by the appropriate taxing authority or court of the amount of Section 409A Penalties, and such 409A Penalties exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company must make another Gross-Up Payment with respect to such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten (10) calendar days immediately following the date that the amount of such excess is so determined. The Company and the Executive must each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Penalties with respect to the Discount Options, provided, however, that the Company shall assume control over any such proceedings and Executive shall not voluntarily agree to any determination in connection with such proceeding without the prior written consent of the Company.

         27. Counterparts.

                  This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                  ULTICOM INC.

                                  By: /s/ James Johnston
                                      ------------------------------------------
                                      Name: James Johnston
                                      Title: Senior Vice President


                                      /s/ Shawn K. Osborne
                                      ------------------------------------------
                                      Shawn K. Osborne

                                                                      EXHIBIT A


                                     RELEASE


         This RELEASE ("Release") is dated as of ____________________ between Ulticom Inc., a New Jersey corporation (the "Company"), and Shawn K. Osborne (the "Executive").

         WHEREAS, the Company and the Executive previously entered into an employment agreement dated June __, 2007 under which the Executive was employed to serve as the Company's President and Chief Executive Officer (the "Employment Agreement"); and

         WHEREAS, the Executive's employment with the Company (has been) (will be) terminated effective __________________; and

         WHEREAS, pursuant to Section 11 of the Employment Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

         1. The Executive, on behalf of his heirs, estate and beneficiaries, hereby waives all claims against the Company, and any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from liability for any claims or damages the Executive may have against it or them as of the date this Release is executed, whether known or unknown, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers' Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers' Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract (including, but not limited to, the Employment Agreement) or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on the Executive's employment by and the termination of employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, bonus payment, attorneys' fees, costs and/or future wage loss. This paragraph does not release any claims that lawfully cannot be waived.

         Nothing in this Release is intended to preclude the Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency. The Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.

         2. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

         3. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company.

         4. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the bylaws of Company, (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which the Executive and/or such dependents are participants, or (iii) to satisfy all vested equity compensation obligations previously granted to the Executive.

         5. The Executive reaffirms his agreement to Sections 12 and 13 of the Employment Agreement relating to confidentiality, noncompetition and nonsolicitation.

         6. The Executive acknowledge that he has been provided at least twenty-one (21) days to review the Release and has been advised to review it with an attorney of his choice and at his own expense. In the event the Executive elects to sign this Release Agreement prior to this twenty-one (21) day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full twenty-one (21) days. The Executive further understands that he has seven (7) days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by _____________ within the seven
(7) day period. The Executive further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect. The Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

         7. This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

         IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.


                                  ULTICOM INC.

                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:



                                      ------------------------------------------
                                      Shawn K. Osborne























                                       3